CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$3,417,000	$397.06

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)	Pursuant to Rule 457(p) under the Securities Act, the $223,987.48 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $397.06 is offset against the registration fee due for this offering and of which $223,590.42 remains available for future registration fee offset. No additional registration fee has been paid with respect to this offering. See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Citigroup Inc.	June 25, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0560 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

■	The notes offered by this pricing supplement are unsecured, senior debt securities issued by Citigroup Inc. The notes offer a semi-annual coupon at a rate of 0.25% per annum and the potential for an additional positive return at maturity based on the average basket return percentage of a basket (the “basket”) consisting of the S&P 500® Index, shares of the iShares® MSCI EAFE ETF and shares of the iShares® Core U.S. Aggregate Bond ETF (each, a “basket component” and collectively, the “basket components”), measured as described below. If the average basket return percentage is positive, you will receive a positive return at maturity equal to 110% of that average basket return percentage in addition to the final coupon payment. However, if the average basket return percentage is negative or zero, your total return on the notes will be limited to the sum of the coupon payments paid over the term of the notes. Even if the average basket return percentage is positive, so that you do receive a positive return at maturity in addition to the final coupon payment, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

■	The average basket return percentage is the average of the percentage changes in the closing level of the basket from the pricing date to each quarterly valuation date occurring over the term of the notes. You should understand that the return on the notes may be significantly lower than the actual return on the basket, as measured from the pricing date to the final valuation date, because of the manner in which the average basket return percentage is calculated. You should also understand that you will not receive any dividends or distributions paid on the basket components that are an exchange traded fund or the securities included in or held by the basket components over the term of the notes.

■	In order to obtain the modified exposure to the basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Inc.

KEY Terms
Basket:	Basket Component	Weighting	Initial Component Value*	Multiplier**
	S&P 500® Index (ticker symbol: “SPX”)	33.34%	2,102.31	0.01586
	Shares of the iShares® MSCI EAFE ETF (ticker symbol: “EFA”)	33.33%	$65.77	0.50677
	Shares of the iShares® Core U.S. Aggregate Bond ETF (ticker symbol: “AGG”)	33.33%	$108.47	0.30727

* The initial component value for each basket component is the closing level or closing price, as applicable, of that basket component on the pricing date

** The multiplier for each basket component will be determined as follows: (initial basket level × weighting) / initial component value.

Aggregate stated principal amount:	$3,417,000
Stated principal amount:	$1,000 per note
Pricing date:	June 25, 2015
Issue date:	June 30, 2015
Valuation dates:	The 25th day of each March, June, September and December during the term of the notes, beginning September 25, 2015, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	December 30, 2020
Coupon payment dates:	The 30th day of each June and December, beginning on December 30, 2015 and ending on the maturity date, provided that if any such day is not a business day, the applicable coupon payment will be made on the next succeeding business day and no interest will accrue as a result of delayed payment
Coupon:	On each semi-annual coupon payment date, the notes will pay a coupon at a rate of 0.25% per annum
Payment at maturity:	For each note, the $1,000 stated principal amount per note plus the note return amount, which will be either zero or positive, plus the coupon payment due at maturity
Note return amount:

•  If the average basket return percentage is greater than zero:

$1,000 × average basket return percentage × upside participation rate

•  If the average basket return percentage is less than or equal to zero:

$0

Average basket return percentage:	The arithmetic average of the interim basket return percentages, as measured on each of the valuation dates
Interim basket return percentage:	On each valuation date: (ending basket level – initial basket level) / initial basket level
Initial basket level:	100
Ending basket level:	The closing level of the basket on the relevant valuation date. The closing level of the basket on any valuation date is equal to the sum of the products of each basket component’s closing level or closing price, as applicable, on that date and its multiplier
Upside participation rate:	110.00%
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17298CBM9 / US17298CBM91
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(2)(3)	Proceeds to issuer
Per note:	$1,000	$30	$970
Total:	$3,417,000	$102,510	$3,314,490

(1) On the date of this pricing supplement, the estimated value of the notes is $914.40 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fee-based advisory accounts will be $970.00 per note, assuming no custodial fee is charged by a selected dealer, and up to $975.00, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-03-03 dated November 13, 2013	Underlying Supplement No. 3 dated November 13, 2013

Prospectus Supplement and Prospectus each dated November 13, 2013

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events, including market disruption events and other events affecting the basket components, and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” or “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date. If a valuation date is postponed for a reason that affects less than all of the basket components, the closing level or closing price, as applicable, will be (i) for each unaffected basket component, its closing level or closing price, as applicable, on the originally scheduled valuation date and (ii) for each affected basket component, its closing level or closing price, as applicable, on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Dilution and reorganization adjustments. With respect to shares of the iShares® MSCI EAFE ETF and shares of the iShares® Core U.S. Aggregate Bond ETF, the initial component value is a “Relevant Price” for purposes of the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares” in the accompanying product supplement. Accordingly, the initial component value and the multiplier for either of those basket components are subject to adjustment upon the occurrence of any of the events described in the accompanying product supplement in the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” with respect to that basket component.

June 2015	PS-2

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

Hypothetical Examples

The following four examples illustrate the calculation of the average basket return percentage and the payment at maturity on the notes based on different hypothetical interim basket return percentages for each of the quarterly valuation dates occurring during the term of the notes. Your actual payment at maturity per note will depend on the actual average basket return percentage.

Investors in the notes will not receive any dividends or interest paid on the basket components that are an exchange traded fund or the securities included in or held by the basket components. The examples below do not show any effect of lost dividend or coupon yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket components” below.

Example 1

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is 13.00% but the average basket return percentage is only 6.50%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket appreciates steadily over the term of the notes.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + ($1,000 × average index return percentage × upside participation rate) + the coupon payment due at maturity

= $1,000 + ($1,000 × 6.50% × 110.00%) + (($1,000 × 0.25%) / 2)

= $1,000 + $71.50 + $1.25

= $1,072.75

Because the average basket return percentage is greater than zero, your payment at maturity in this example would be equal to the $1,000 stated principal amount per note plus the note return amount, in addition to the coupon payment due at maturity, or $1,072.75 per note. In this example, the return on the notes is significantly less than the performance of the basket as measured from the pricing date to the final valuation date.

June 2015	PS-3

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

Example 2

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is −14.13% and the average basket return percentage is −3.25%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket has negative interim basket return percentages on some valuation dates and positive interim basket return percentages on other valuation dates. Because the negative interim basket return percentages are relatively large in absolute terms, the positive interim basket return percentages are more than offset by the negative interim basket return percentages, and the average basket return percentage is −3.25%.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + $0 + (($1,000 × 0.25%) / 2)

= $1,000 + $0 + $1.25

= $1,001.25

Because the average basket return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000 stated principal amount per note plus the coupon payment due at maturity, or $1,001.25.

Example 3

Hypothetical Performance of the Basket

June 2015	PS-4

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

The interim basket return percentage from the pricing date to the final valuation date is 7.50% but the average basket return percentage is only −0.68%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket depreciates early in the term of the notes, remains at a level below the initial basket level for a significant period of time and then appreciates significantly later in the term of the notes. In this example, the notes significantly underperform the basket over the term of the notes.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + $0 + (($1,000 × 0.25%) / 2)

= $1,000 + $0 + $1.25

= $1,000

Because the average basket return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000 stated principal amount per note plus the coupon payment due at maturity, or $1,001.25.

Example 4

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is −0.50% and the average basket return percentage is 5.30%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket appreciates early in the term of the notes and then declines significantly later in the term of the notes. The level of the basket is greater than its closing level on the final valuation date for a significant period of time during the term of the notes. The average basket return percentage is 5.30%, which is greater than −0.50%, the interim basket return percentage from the pricing date to the final valuation date.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + ($1,000 × average basket return percentage × upside participation rate) + the coupon payment due at maturity

= $1,000 + ($1,000 × 5.30% × 110.00%)+ (($1,000 × 0.25%) / 2)

= $1,000 + $58.30 + $1.25

= $1,059.55

Because the average basket return percentage is greater than zero, your payment at maturity in this example would be equal to the $1,000 stated principal amount per note plus the note return amount, in addition to the coupon payment due at maturity, or $1,059.55 per note.

June 2015	PS-5

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the basket components. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

■	Your return on the notes may be limited to the sum of the coupon payments. You will receive a positive return on your investment in the notes in excess of the sum of the coupon payments only if the average basket return percentage is greater than zero. If the average basket return percentage is equal to or less than zero, you will only receive, at maturity, the stated principal amount of $1,000 for each note plus the coupon payment due at maturity in addition to the coupon payments previously paid. As the coupon rate payable on the notes is only 0.25% per annum, even if the average basket return percentage is greater than zero, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

■	Although the notes provide for the repayment of the stated principal amount at maturity and coupon payments, you may nevertheless suffer a loss on your investment in real value terms if the average basket return percentage is less than or not sufficiently greater than zero. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return greater than the coupon rate payable on the notes. This potential loss in real value terms is significant given the 5.5-year term of the notes. You should carefully consider whether an investment that may provide a return that is lower than the return on alternative investments is appropriate for you.

■	The notes are designed for investors who are willing to forgo full upside exposure to the basket in certain market scenarios in order to avoid downside exposure to the basket. You should understand that if the closing level of the basket is greater at or near maturity than it was, on average, on the quarterly valuation dates, the notes will underperform the actual return on the basket (unless the closing level of the basket is lower at or near maturity than it was on the pricing date). For example, if the closing level of the basket increases at a more or less steady rate over the term of the notes, the average basket return percentage will be less than the percentage increase in the closing level of the basket as measured from the pricing date to the final valuation date, and the notes will underperform the actual return on the basket. This underperformance will be especially significant if there is a significant increase in the closing level of the basket during the latter portion of the term of the notes. In addition, it is possible that you will not receive any return on the notes even if the closing level of the basket at or near maturity is significantly greater than it was on the pricing date. One scenario in which this may occur is when the closing level of the basket declines early in the term of the notes, remains below the initial basket level for a significant period of time and then increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the drawbacks associated with the averaging feature of the notes.

■	Investing in the notes is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components that are an exchange traded fund or the securities included in or held by the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend or coupon yield over the term of the notes.

■	The notes are subject to the credit risk of Citigroup Inc. If we default on our obligations under the notes, you may not receive anything owed to you under the notes.

■	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

■	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

June 2015	PS-6

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

■	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation between those basket components, dividend or coupon yields on the applicable basket components or the securities included in or held by the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

■	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

■	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

■	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the value of the basket components and a number of other factors, including the volatility of the basket components, the correlation between the basket components, the dividend or coupon yields on the applicable basket components or the securities included in or held by the basket components, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the securities held by the iShares® MSCI EAFE ETF trade, the correlation between those exchange rates and the value of each basket component, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

■	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

■	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to each of the interim basket levels during the term of the notes.

June 2015	PS-7

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

■	The iShares® MSCI EAFE ETF is subject to risks associated with non-U.S. markets. The iShares® MSCI EAFE ETF tracks international equity markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

■	Fluctuations in exchange rates will affect the price of the iShares® MSCI EAFE ETF. Because the iShares® MSCI EAFE ETF invests in stocks that are traded in non-U.S. currencies, while the net asset values of the iShares® MSCI EAFE ETF are based on the U.S. dollar value of those stocks, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. If the U.S. dollar generally strengthens against the currencies in which those stocks trade, the prices of the shares of the iShares® MSCI EAFE ETF will be adversely affected for that reason alone and the payment at maturity on the notes may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

■	The iShares® Core U.S. Aggregate Bond ETF is subject to significant risks, including interest rate-related and credit-related risks — Because the performance of the notes is linked to the shares of the iShares® Core U.S. Aggregate Bond ETF, the notes are exposed to fluctuations of U.S. dollar-denominated fixed-income securities. That exposure differs significantly from investing directly in fixed-income securities to be held to maturity because the value of the iShares® Core U.S. Aggregate Bond ETF changes, at times significantly, during each trading day based upon current market prices of the fixed-income securities underlying the iShares® Core U.S. Aggregate Bond ETF. The market prices of these fixed-income securities are volatile and significantly influenced by a number of factors, particularly the yields on these fixed-income securities as compared to current market interest rates and the actual or perceived credit quality of the issuers of these fixed-income securities.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the iShares® Core U.S. Aggregate Bond ETF, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the fixed-income securities included in the index that underlies the iShares® Core U.S. Aggregate Bond ETF, which mandates that each security must have a minimum term remaining to maturity of one year for continued eligibility, means that, at any time, only longer-term securities underlie the iShares® Core U.S. Aggregate Bond ETF, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the iShares® Core U.S. Aggregate Bond ETF. As a result, rising interest rates may cause the value of the bonds underlying the iShares® Core U.S. Aggregate Bond ETF and the value of the basket to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

Recently, U.S. treasury notes have been trading near their historic high trading price. If the price of U.S. treasury notes reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying the iShares® Core U.S. Aggregate Bond ETF will decline, which could have a negative impact on the performance of the basket and the return on your notes.

In addition, the prices of the fixed-income securities underlying the iShares® Core U.S. Aggregate Bond ETF are significantly influenced by the creditworthiness of the issuers of those fixed-income securities. The fixed-income securities underlying the iShares® Core U.S. Aggregate Bond ETF may have their credit ratings downgraded, including a downgrade from investment grade

June 2015	PS-8

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

to non-investment grade status, or credit spreads widened significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the fixed-income securities may suffer significant and rapid price declines. These events may affect only a few or a large number of the fixed-income securities. For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of the bonds underlying the iShares® Core U.S. Aggregate Bond ETF dropped significantly. There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the notes, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of the iShares® Core U.S. Aggregate Bond ETF, the basket and the notes.

The iShares® Core U.S. Aggregate Bond ETF may invest in mortgage-backed securities, some of which may not be backed by the full faith and credit of the U.S. government. Mortgage-backed securities are subject to prepayment risk and extension risk. Because of these risks, mortgage-backed securities react differently to change in interest rates than other bonds. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities.

The iShares® Core U.S. Aggregate Bond ETF may also invest in U.S. dollar-denominated fixed-income securities of foreign corporations. Investing in U.S. dollar-denominated fixed-income securities issued by non-U.S. companies has different risks than investing in U.S. companies. These include differences in accounting, auditing and financial reporting standards, the possibility of expropriation or confiscatory taxation, adverse changes in investment or exchange control regulations, political instability which could affect U.S. investments in foreign countries, and potential restrictions of the flow of international capital.

■	Even if the issuer of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on shares of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF on the date of declaration of the dividend. Any dividend will reduce the closing price of the shares of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF by the amount of the dividend per share. If the issuer of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

■	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the shares of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF would not.

■	The notes may become linked to shares of an issuer other than the original issuer of the iShares® MSCI EAFE ETF and the iShares® Core U.S. Aggregate Bond ETF upon the occurrence of a reorganization event or upon the delisting of the shares of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF. For example, if the issuer of the iShares® MSCI EAFE ETF and the iShares® Core U.S. Aggregate Bond ETF enters into a merger agreement that provides for holders of the shares of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF to receive shares of another entity, the shares of such other entity will become the applicable underlying asset for all purposes of the notes upon consummation of the merger. Additionally, if the shares of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF are delisted, or the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF are otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying asset. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares-Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

■	The iShares® MSCI EAFE ETF and the iShares® Core U.S. Aggregate Bond ETF may not completely track the performance of the indexes they seek to track. The price of the shares of the iShares® MSCI EAFE ETF and the iShares® Core U.S. Aggregate Bond ETF will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index or the Barclays U.S. Aggregate Bond Index, the indexes that they seek to track, respectively. In addition, the iShares® MSCI EAFE ETF and the iShares® Core U.S. Aggregate Bond ETF may not hold all of the securities included in, and may hold securities and derivative instruments that are not included in, the MSCI EAFE Index or the Barclays U.S. Aggregate Bond Index.

■	Changes made by the investment adviser to the iShares® MSCI EAFE ETF and the iShares® Core U.S. Aggregate Bond ETF or by the sponsors of the MSCI EAFE Index or the Barclays U.S. Aggregate Bond Index may affect the shares of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF. We are not affiliated with the investment adviser to the iShares® MSCI EAFE ETF and the iShares® Core U.S. Aggregate Bond ETF or with the sponsors of MSCI EAFE Index and the Barclays U.S. Aggregate Bond Index. Accordingly, we have no control over any changes the investment adviser or sponsor may

June 2015	PS-9

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

make to the iShares® MSCI EAFE ETF, the iShares® Core U.S. Aggregate Bond ETF, the MSCI EAFE Index or the Barclays U.S. Aggregate Bond Index. Such changes could be made at any time and could adversely affect the performance of the shares of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF.

■	Our offering of the notes does not constitute a recommendation of the basket or the basket components. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the securities included in or held by the basket components or in instruments related to the basket components or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the values of the basket components in a way that has a negative impact on your interests as a holder of the notes.

■	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the applicable basket components or the securities included in or held by the basket components and other financial instruments related to the basket components or such securities and may adjust such positions during the term of the notes. Our affiliates also trade the applicable basket components or the securities included in or held by the basket components and other financial instruments related to the basket components or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the basket components in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

■	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the securities included in or held by the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

■	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events, the discontinuance of the S&P 500® Index or events with respect to the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF that may require a dilution adjustment or the delisting of the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

■	Changes that affect the basket components may affect the value of your notes. The sponsors of the S&P 500® Index, the index underlying the iShares® MSCI EAFE ETF or the index underlying the iShares® Core U.S. Aggregate Bond ETF may add, delete or substitute the securities that constitute those indexes or make other methodological changes that could affect the levels of those indexes. In addition, the investment advisers to the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF may change the manner in which the iShares® MSCI EAFE ETF or the iShares® Core U.S. Aggregate Bond ETF operate or their investment objectives at any time. We are not affiliated with any such index sponsor or investment advisor and, accordingly, we have no control over any changes any such index sponsor or investment adviser may make. Such changes could be made at any time and could adversely affect the performance of the basket components and therefore the basket, and the value of and your payment at maturity on the notes.

June 2015	PS-10

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the notes, historical information on the performance of the basket does not exist for dates prior to the pricing date. The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from January 4, 2010 to June 25, 2015, assuming that the basket was created on January 4, 2010 with the same basket components and corresponding weights and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing values of the basket components on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Hypothetical Historical Basket January 4, 2010 to June 25, 2015

June 2015	PS-11

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

Information About the Basket Components

S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the section “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on June 25, 2015 was 2,102.31.

The graph below shows the closing levels of the S&P 500® Index for each day such level was available from January 4, 2010 to June 25, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 4, 2010 to June 25, 2015

June 2015	PS-12

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in certain developed markets, excluding the United States and Canada, as measured by the MSCI EAFE® Index. However, for purposes of the notes, the performance of the iShares® MSCI EAFE ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI EAFE ETF will not be factored into a determination of the closing level of the iShares® MSCI EAFE ETF. The MSCI EAFE® Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets, excluding the United States and Canada.

The iShares® MSCI EAFE ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI EAFE ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI EAFE ETF trades on the NYSE Arca under the ticker symbol “EFA.”

Please refer to the section “Fund Descriptions—iShares® MSCI EAFE ETF” in the accompanying underlying supplement for important disclosures regarding the iShares® MSCI EAFE ETF.

This pricing supplement relates only to the notes offered hereby and does not relate to the iShares® MSCI EAFE ETF or other securities of iShares®, Inc. We have derived all disclosures contained in this pricing supplement regarding the iShares® MSCI EAFE ETF and iShares®, Inc. from the publicly available documents described above. In connection with the offering of the notes, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®, Inc. or the index underlying the iShares® MSCI EAFE ETF.

The notes represent obligations of Citigroup Inc. only. iShares®, Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the iShares® MSCI EAFE ETF.

Historical Information

The graph below shows the closing price of shares of the iShares® MSCI EAFE ETF for each day such price was available from January 4, 2010 to June 25, 2015. The table that follows shows the high and low closing prices of, and dividends paid on, the iShares® MSCI EAFE ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of shares of the iShares® MSCI EAFE ETF as an indication of future performance.

iShares® MSCI EAFE ETF – Historical Closing Prices January 4, 2010 to June 25, 2015

June 2015	PS-13

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

iShares® MSCI EAFE ETF	High	Low	Dividends
2010
First Quarter	$57.96	$50.45	$0.00000
Second Quarter	$58.03	$46.29	$0.85863
Third Quarter	$55.42	$47.09	$0.00000
Fourth Quarter	$59.46	$54.25	$0.53819
2011
First Quarter	$61.91	$55.31	$0.00000
Second Quarter	$63.87	$57.10	$1.14099
Third Quarter	$60.80	$46.66	$0.00000
Fourth Quarter	$55.57	$46.45	$0.56923
2012
First Quarter	$55.80	$49.15	$0.00000
Second Quarter	$55.51	$46.55	$1.14909
Third Quarter	$55.15	$47.62	$0.00000
Fourth Quarter	$56.88	$51.96	$0.60952
2013
First Quarter	$59.89	$56.90	$0.00000
Second Quarter	$63.53	$57.03	$0.00000
Third Quarter	$65.05	$57.55	$1.15150
Fourth Quarter	$67.06	$62.71	$0.55171
2014
First Quarter	$68.03	$62.31	$0.00000
Second Quarter	$70.67	$66.26	$0.00000
Third Quarter	$69.25	$64.12	$1.67620
Fourth Quarter	$64.51	$59.53	$0.58518
2015
First Quarter	$65.99	$58.48	$0.00000
Second Quarter (through June 25, 2015)	$68.42	$64.63	$0.00000

The closing price of the iShares® MSCI EAFE ETF on June 25, 2015 was $65.77.

We make no representation as to the amount of dividends, if any, that may be paid on shares of the iShares® MSCI EAFE ETF in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on shares of the iShares® MSCI EAFE ETF.

June 2015	PS-14

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

iShares® Core U.S. Aggregate Bond ETF

The iShares® Core U.S. Aggregate Bond ETF is an exchange-traded fund that seeks to track the investment results of the Barclays U.S. Aggregate Bond Index (the “underlying index”), which measures the performance of the total U.S. investment-grade bond market. However, for purposes of the notes, the performance of the iShares® Core U.S. Aggregate Bond ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® Core U.S. Aggregate Bond ETF will not be factored into a determination of the closing price of the iShares® Core U.S. Aggregate Bond ETF. The Barclays U.S. Aggregate Bond Index is a broad-based benchmark that measures the performance of the U.S. investment-grade bond market.

The iShares® Core U.S. Aggregate Bond ETF generally seeks to track the performance of the underlying index by investing approximately 90% of its assets in the bonds represented in the underlying index and in securities that provide substantially similar exposure to securities in the underlying index. The remainder of assets is invested in comparable bonds or in cash and high-quality, liquid short-term instruments, including shares of money market funds affiliated with BlackRock Fund Advisors. The iShares® Core U.S. Aggregate Bond ETF concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the underlying index is concentrated.

The iShares® Core U.S. Aggregate Bond ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® Core U.S. Aggregate Bond ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Core U.S. Aggregate Bond ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® Core U.S. Aggregate Bond ETF trades on the NYSE Arca under the ticker symbol “AGG.”

This pricing supplement relates only to the notes offered hereby and does not relate to the iShares® Core U.S. Aggregate Bond ETF or other securities of iShares®, Inc. We have derived all disclosures contained in this pricing supplement regarding the iShares® Core U.S. Aggregate Bond ETF and iShares®, Inc. from the publicly available documents described above. In connection with the offering of the notes, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®, Inc. or the index underlying the iShares® Core U.S. Aggregate Bond ETF.

The notes represent obligations of Citigroup Inc. only. iShares®, Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the iShares® Core U.S. Aggregate Bond ETF.

Historical Information

The graph below shows the closing price of shares of the iShares® Core U.S. Aggregate Bond ETF for each day such price was available from January 4, 2010 to June 25, 2015. The table that follows shows the high and low closing prices of, and dividends paid on, the iShares® Core U.S. Aggregate Bond ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of shares of the iShares® Core U.S. Aggregate Bond ETF as an indication of future performance.

June 2015	PS-15

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

iShares® Core U.S. Aggregate Bond ETF – Historical Closing Prices January 4, 2010 to June 25, 2015

iShares® Core U.S. Aggregate Bond ETF	High	Low	Dividends
2010
First Quarter	$104.92	$103.31	$0.95179
Second Quarter	$107.25	$103.20	$0.95619
Third Quarter	$108.94	$106.59	$0.90644
Fourth Quarter	$108.92	$104.60	$1.09292
2011
First Quarter	$106.03	$103.89	$0.94504
Second Quarter	$107.73	$104.56	$0.94213
Third Quarter	$110.80	$106.40	$0.83561
Fourth Quarter	$110.39	$108.84	$1.08408
2012
First Quarter	$111.05	$108.93	$0.57931
Second Quarter	$111.60	$109.15	$0.71202
Third Quarter	$112.70	$111.10	$0.66187
Fourth Quarter	$112.38	$110.82	$1.11603
2013
First Quarter	$111.04	$109.82	$0.65122
Second Quarter	$111.56	$106.18	$0.65708
Third Quarter	$107.66	$104.89	$0.60029
Fourth Quarter	$108.09	$106.39	$0.58355
2014
First Quarter	$108.35	$106.41	$0.61597
Second Quarter	$109.67	$107.36	$0.61032
Third Quarter	$110.02	$108.49	$0.59024
Fourth Quarter	$110.76	$109.30	$1.03233
2015
First Quarter	$112.38	$109.70	$0.36180
Second Quarter (through June 25, 2015)	$111.67	$108.13	$0.41240

The closing price of the iShares® Core U.S. Aggregate Bond ETF on June 25, 2015 was $108.47.

We make no representation as to the amount of dividends, if any, that may be paid on shares of the iShares® Core U.S. Aggregate Bond ETF in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on shares of the iShares® Core U.S. Aggregate Bond ETF.

June 2015	PS-16

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

Description of the Barclays U.S. Aggregate Bond Index

We obtained all information contained in this pricing supplement regarding the Barclays U.S. Aggregate Bond Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Barclays Capital Inc. (“Barclays”), the sponsor of the Barclays U.S. Aggregate Bond Index. Barclays has no obligation to continue to publish, and may discontinue publication of, the Barclays U.S. Aggregate Bond Index at any time. Neither Citigroup Inc. nor CGMI has independently verified the accuracy or completeness of any information with respect to the Barclays U.S. Aggregate Bond Index in connection with the offer and sale of the notes.

The Barclays U.S. Aggregate Bond Index is a broad-based benchmark that measures the performance of the U.S. investment grade bond market, which includes investment-grade U.S. Treasury securities, investment-grade U.S. agency securities, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States.

Rules for Inclusion

In order to be eligible for inclusion in the Barclays U.S. Aggregate Bond Index, U.S. Treasuries, government-related and corporate securities must have $250 million or more of outstanding face value. U.S. Treasuries held in the Federal Reserve SOMA account (both purchases at issuance and net secondary market transactions) are deducted from the total amount outstanding. Any new issuance bought at auction by the Federal Reserve does not enter the Barclays U.S. Aggregate Bond Index. Net secondary market purchases and sales are adjusted at each month-end with a one-month lag. Mortgage-backed securities (“MBSs”) must be pool aggregates with $1 billion or more outstanding, asset-backed securities (“ABSs”) must have a deal size of $500 million or more and a tranche size of $25 million or more and commercial mortgage-backed securities (“CMBSs”) must have a deal size of $500 million or more, with at least $300 million outstanding remaining in the deal and a tranche size of $25 million or more.

The securities included in the Barclays U.S. Aggregate Bond Index must be rated investment-grade (Baa3/BBB-/BBB-) or higher using the middle rating of Moody’s, S&P and Fitch after dropping the highest and lowest available ratings. When a rating from only two agencies is available, the lower is used. When a rating from only one agency is available, that is used to determine index eligibility. Expected ratings at issuance may be used when there are other index-eligible bonds from the same issuer that hold the same actual rating as the expected rating.

Securities included in the Barclays U.S. Aggregate Bond Index must have a remaining maturity of at least one year, regardless of optionality. Securities with a coupon that converts from fixed to floating rate must have at least one year until the conversion date. MBSs must have a weighted average maturity of at least one year and CMBSs and ABSs must have a remaining average life of at least one year. Fixed-to-floating perpetual securities are included in the Barclays U.S. Aggregate Bond Index. These are included until one year before their first call date, provided that they meet all other index criteria.

Senior and subordinated issues are included in the Barclays U.S. Aggregate Bond Index. Capital securities (hybrid capital) are eligible during their fixed-rate term and exit the index one year prior to their conversion to floating-coupon securities.

Only fully taxable issues are eligible for inclusion in the Barclays U.S. Aggregate Bond Index, including taxable municipal securities. Build America Bonds with the tax credit issued to the issuer are eligible for inclusion; those with tax credits issued to investors are considered tax exempt. Dividend-received deduction-eligible and qualified dividend income-eligible securities are excluded from the Barclays U.S. Aggregate Bond Index.

A security’s principal and coupons must be denominated in U.S. dollars to be eligible for inclusion. Coupons must be fixed-rate, step-up coupons or coupons that change according to a predetermined schedule. Capital securities with coupons that convert from fixed to floating rate are index eligible, given that they are currently fixed rate. The maturity date for such securities will be considered the conversion date. Fixed-to-floating rate perpetual capital securities that do not have coupon rate step-ups on their first call date will remain index eligible for their fixed-rate term, provided that they meet all other inclusion rules and exit the index one year prior to their conversion to floating-coupon securities. Hybrid adjustable rate mortgages are eligible for inclusion in the Barclays U.S. Aggregate Bond Index during their fixed term, but exit the index one year prior to their conversion to an adjustable rate.

SEC-registered securities, bonds exempt from registration at the time of issuance, and Rule 144A securities with registration rights are index eligible. A security with both Regulation S and Rule 144A tranches is treated as one security in par value. To prevent double-counting, the 144A tranche is used to represent the issue and comprises the combined amount outstanding of the 144A and Regulation S tranches. Issues with a global market of issue are also eligible for inclusion, as are bonds from issuers that have de-registered, provided that the bonds were previously SEC-registered or Rule 144A securities with registration rights.

Original issue zero coupon bonds, underwritten medium-term notes, enhanced equipment trust certificates, certificates of deposit and, as of January 1, 2011, covered bonds, are also eligible for inclusion in the Barclays U.S. Aggregate Bond Index. Bonds with equity-type features (e.g., warrants, convertible debt and contingent capital securities), Treasury STRIPs, inflation-linked bonds, non-ERISA eligible CMBS issues, fixed-rate perpetual securities, structured notes, loan participation notes, pass-through certificates, illiquid securities with no available internal or third-party price source and, as of January 1, 2011, CMBS A1A tranches, are not eligible for inclusion in the index.

June 2015	PS-17

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

Rebalancing

The compositions of the “returns universe” is rebalanced at each month-end and represents the fixed set of bonds on which index returns are calculated for the ensuing month. The “statistics universe” is a forward-looking version that changes daily to reflect issues dropping out and entering the index, but is not used for return calculation. On the last business day of the month (the “rebalancing date”), the composition of the latest statistics universe becomes the returns universe for the following month.

During the month, indicative changes to securities (e.g., credit rating changes, sector reclassification, amount outstanding changes, corporate actions, ticker changes) are reflected in both the statistics universe and returns universe of the index on a daily basis. These changes may cause bonds to enter or fall out of the statistics universe of the index on a daily basis, but will affect the composition of the returns universe only at month-end, when the index is rebalanced.

Intra-month cash flows from interest and principal payments contribute to monthly index returns, but are not reinvested at any short-term reinvestment rate in between rebalance dates to earn an incremental return. However, after the rebalancing, cash is effectively reinvested into the returns universe for the following month, so that index results over two or more months reflect monthly compounding.

Qualifying securities issued but not necessarily settled on or before the month-end rebalancing date qualify for inclusion in the following month’s index if required security reference information and pricing are readily available.

Index Calculation

All bonds eligible for inclusion in the Barclays U.S. Aggregate Bond Index are priced on a daily basis at 3 p.m. New York time, predominantly by Barclays market makers. The pricing source varies by the type of security.

Bonds can be quoted in a variety of ways, including nominal spreads over benchmark securities or Treasuries, spreads over swap curves, or direct price quotes as a percentage of par. In most instances, the quote type used is a spread measure that results in daily security price changes from the movement of the underlying curve (swap or Treasury) and/or changes in the quoted spread.

The initial price for new corporate issues entering the index is the offer side. However, after that, all bonds in the index are priced on the bid side. The primary price for each security is analyzed and compared with other third-party pricing sources through statistical routines and scrutiny by research staff. Significant discrepancies are researched and corrected, as necessary.

Determination of Coupon Payments

On each coupon payment date, the amount of each coupon payment will equal (i) the stated principal amount of the notes multiplied by 0.25% divided by (ii) 2, which is $1.25 per note.

June 2015	PS-18

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes becomes fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes and decreased by payments previously made under the projected payment schedule. Any gain generally will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 2.790%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of fixed payments of $1.25 for each semi-annual period per annum, paid semi-annually, and a projected payment of $1,149.863 at maturity (excluding the fixed payment received at maturity).

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Subject to the discussion in the accompanying product supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $30.00 for each $1,000 note sold in this offering (or up to $5.00 per note in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $30.00 for each $1,000 note sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $30.00 for each note they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 note they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed selling concession, of $30.00 for each $1,000 note they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $30.00 for each $1,000 note they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

June 2015	PS-19

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels or prices of the basket components and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes nor the issuance and delivery of the notes, nor the compliance by Citigroup Inc. with the terms of the notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

June 2015	PS-20

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due December 30, 2020

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2015	PS-21